Exhibit 99.1

News Release

ACI Worldwide, Inc. Reports Financial Results for the

Quarter Ended September 30, 2017

HIGHLIGHTS*

•	Q3 revenue of $226 million, up 3% year over year

•	Recurring revenue was 76% of total revenue

•	Q3 net income of $3 million, up $13 million from last year

•	Q3 EBITDA of $47 million, up 34% year over year

•	Raising lower end of 2017 revenue guidance

*	Adjusted for FX fluctuations

NAPLES, FLA — November 2, 2017 — ACI Worldwide (NASDAQ: ACIW), a leading global provider of real-time electronic payment and banking solutions, today announced financial results for the quarter ended September 30, 2017. Results and comparisons discussed in the Q3 financial summary section of this press release exclude the impact of foreign currency fluctuations.

“Q3 was another solid quarter. We came in ahead of our revenue and EBITDA expectations,” commented Phil Heasley, President and CEO, ACI Worldwide. “We are having continued success with our RPS program, which allows customers an easier migration to our leading-edge UP technology. Overall, our pipeline is strong and we are confident in achieving our full year guidance.”

Q3 2017 FINANCIAL SUMMARY

New bookings were $143 million and total bookings were $213 million.

Our 12-month backlog decreased $10 million to $833 million and our 60-month backlog decreased $13 million to $4.1 billion during the quarter.

Revenue in Q3 was $226 million, up 3% from the same quarter last year. Recurring revenue was $172 million, or 76% of total revenue.

Net income in Q3 was $3 million, or $0.03 per share, versus a net loss of $10 million, or $(0.08) per share in Q3 2016. Adjusted EBITDA in Q3 grew to $47 million, an increase of 34%, from $35 million in Q3 2016. After adjusting for pass through interchange revenues of $36 million and $31 million in Q3 2017 and Q3 2016, respectively, net adjusted EBITDA margin in Q3 was 25% in 2017 versus 19% in Q3 of 2016.

ACI ended Q3 2017 with $68 million in cash on hand and a debt balance of $703 million, which represents a decrease of $51 million from year end. Cash flow from operating activities year-to-date was $85 million. Adjusted operating free cash flow (OFCF) for 2017 year-to-date was $82 million, up 94% from last year.

UPDATING GUIDANCE

In 2017, we expect to generate revenue in a range of $1.010 billion to $1.025 billion, which is up from a range of $1.0 billion to $1.025 billion. Adjusted EBITDA is expected to be in a range of $250 million to $255 million, which excludes approximately $14 million in one-time integration related expenses for PAY.ON, the CFS divestiture, and data center and facilities consolidation, as well as the previously-disclosed litigation judgment. We expect full year 2017 new bookings to grow in the upper single digit range.

CONFERENCE CALL TO DISCUSS FINANCIAL RESULTS AND OUTLOOK

Management will host a conference call at 8:30 am ET to discuss these results as well as 2017 guidance. Interested persons may access a real-time audio broadcast of the teleconference at http://investor.aciworldwide.com/ or use the following numbers for dial-in participation: US/Canada: (866) 914-7436, international: +1 (817) 385-9117. Please provide your name, the conference name ACI Worldwide, Inc. and conference code 7299659. There will be a replay of the call available for two weeks on (855) 859-2056 for US/Canada callers and +1 (404) 537-3406 for international participants.

About ACI Worldwide

ACI Worldwide, the Universal Payments (UP) company, powers electronic payments for more than 5,100 organizations around the world. More than 1,000 of the largest financial institutions and intermediaries, as well as thousands of global merchants, rely on ACI to execute $14 trillion each day in payments and securities. In addition, myriad organizations utilize our electronic bill presentment and payment services. Through our comprehensive suite of software solutions delivered on customers’ premises or through ACI’s private cloud, we provide real-time, immediate payments capabilities and enable the industry’s most complete omni-channel payments experience. To learn more about ACI, please visit www.aciworldwide.com. You can also find us on Twitter @ACI_Worldwide.

© Copyright ACI Worldwide, Inc. 2017.

For more information contact:

John Kraft, Vice President, Investor Relations & Strategic Analysis

ACI Worldwide

239-403-4627

john.kraft@aciworldwide.com

To supplement our financial results presented on a GAAP basis, we use the non-GAAP measures indicated in the tables, which exclude significant transaction-related expenses, as well as other significant non-cash expenses such as depreciation, amortization and stock-based compensation, that we believe are helpful in understanding our past financial performance and our future results. The presentation of these non-GAAP financial measures should be considered in addition to our GAAP results and are not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect an additional way to view aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. Certain non-GAAP measures include:

•	Adjusted EBITDA: net income (loss) plus income tax expense (benefit), net interest income (expense), net other income (expense), depreciation, amortization, and non-cash compensation, as well as significant transaction related expenses and litigation judgment. Adjusted EBITDA should be considered in addition to, rather than as a substitute for, net income (loss).

ACI is also presenting adjusted operating free cash flow, which is defined as net cash provided by operating activities, plus net after-tax payments associated with employee-related actions and facility closures, plus net after-tax payments associated with significant transaction-related expenses, and less capital expenditures plus European data center and cybersecurity capital expenditures. Adjusted operating free cash flow is considered a non-GAAP financial measure as defined by SEC Regulation G. We utilize this non-GAAP financial measure, and believe it is useful to investors, as an indicator of cash flow available for debt repayment and other investing activities, such as capital investments and acquisitions. We utilize adjusted operating free cash flow as a further indicator of operating performance and for planning investing activities. Adjusted operating free cash flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities. A limitation of adjusted operating free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. This measure also does not exclude mandatory debt service obligations and, therefore, does not represent the residual cash flow available for discretionary expenditures. We believe that adjusted operating free cash flow is useful to investors to provide disclosures of our operating results on the same basis as that used by our management.

ACI also includes backlog estimates, which include all license, maintenance, and services (including SaaS and Platform) specified in executed contracts, as well as revenues from assumed contract renewals to the extent that we believe recognition of the related revenue will occur within the corresponding backlog period. We have historically included assumed renewals in backlog estimates based upon automatic renewal provisions in the executed contract and our historic experience with customer renewal rates.

Backlog is considered a non-GAAP financial measure as defined by SEC Regulation G. Our 60-month backlog estimate represents expected revenues from existing customers using the following key assumptions:

•	Maintenance fees are assumed to exist for the duration of the license term for those contracts in which the committed maintenance term is less than the committed license term.

•	License, facilities management, and SaaS and Platform arrangements are assumed to renew at the end of their committed term at a rate consistent with our historical experiences.

•	Non-recurring license arrangements are assumed to renew as recurring revenue streams.

•	Foreign currency exchange rates are assumed to remain constant over the 60-month backlog period for those contracts stated in currencies other than the U.S. dollar.

•	Our pricing policies and practices are assumed to remain constant over the 60-month backlog period.

Estimates of future financial results are inherently unreliable. Our backlog estimates require substantial judgment and are based on a number of assumptions as described above. These assumptions may turn out to be inaccurate or wrong, including, but not limited to, reasons outside of management’s control. For example, our customers may attempt to renegotiate or terminate their contracts for a number of reasons, including mergers, changes in their financial condition, or general changes in economic conditions in the customer’s industry or geographic location, or we may experience delays in the development or delivery of products or services specified in customer contracts which may cause the actual renewal rates and amounts to differ from historical experiences. Changes in foreign currency exchange rates may also impact the amount of revenue actually recognized in future periods. Accordingly, there can be no assurance that contracts included in backlog estimates will actually generate the specified revenues or that the actual revenues will be generated within the corresponding 60-month period.

Backlog should be considered in addition to, rather than as a substitute for, reported revenue and deferred revenue.

Forward-Looking Statements

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” and words and phrases of similar impact. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements in this press release include, but are not limited to, statements regarding: (i) success with our RPS program; (ii) expectations regarding our pipeline strength; (iii) expectations regarding our confidence in achieving our full year bookings guidance; and (iv) expectations regarding full-year revenue and adjusted EBITDA, and new bookings growth in 2017.

All of the foregoing forward-looking statements are expressly qualified by the risk factors discussed in our filings with the Securities and Exchange Commission. Such factors include, but are not limited to, increased competition, the success of our Universal Payments strategy, demand for our products, restrictions and other financial covenants in our credit facility, consolidations and failures in the financial services industry, customer reluctance to switch to a new vendor, the accuracy of management’s backlog estimates, the maturity of certain products, our strategy to migrate customers to our next generation products, ratable or deferred recognition of certain revenue associated with customer migrations and the maturity of certain of our products, failure to obtain renewals of customer contracts or to obtain such renewals on favorable terms, delay or cancellation of customer projects or inaccurate project completion estimates, volatility and disruption of the capital and credit markets and adverse changes in the global economy, our existing levels of debt, impairment of our goodwill or intangible assets, litigation, future acquisitions, strategic partnerships and investments, the complexity of our products and services and the risk that they may contain hidden defects or be subjected to security breaches or viruses, compliance of our products with applicable legislation, governmental regulations and industry standards, our ability to protect customer information from security breaches or attacks, our compliance with privacy regulations, the protection of our intellectual property in intellectual property litigation, exposure to credit or operating risks arising from certain payment funding methods, the cyclical nature of our revenue and earnings and the accuracy of forecasts due to the concentration of revenue-generating activity during the final weeks of each quarter, business interruptions or failure of our information technology and communication systems, our offshore software development activities, risks from operating internationally, including fluctuations in currency exchange rates, exposure to unknown tax liabilities, volatility in our stock price, and potential claims associated with our sale and transition of our CFS assets and liabilities. For a detailed discussion of these risk factors, parties that are relying on the forward-looking statements should review our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited and in thousands, except share and per share amounts)

	September 30,	December 31,
	2017	2016
ASSETS
Current assets
Cash and cash equivalents	$67,930	$75,753
Receivables, net of allowances of $4,157 and $3,873, respectively	182,269	268,162
Recoverable income taxes	5,935	4,614
Prepaid expenses	25,620	25,884
Other current assets	24,968	33,578

Total current assets	306,722	407,991

Noncurrent assets
Property and equipment, net	79,883	78,950
Software, net	164,470	185,496
Goodwill	909,691	909,691
Intangible assets, net	195,098	203,634
Deferred income taxes, net	121,839	77,479
Other noncurrent assets	37,186	39,054

TOTAL ASSETS	$1,814,889	$1,902,295

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$29,664	$42,873
Employee compensation	47,702	47,804
Current portion of long-term debt	17,772	90,323
Deferred revenue	109,179	105,191
Income taxes payable	7,659	11,334
Other current liabilities	53,016	78,841

Total current liabilities	264,992	376,366

Noncurrent liabilities
Deferred revenue	47,669	49,863
Long-term debt	674,394	653,595
Deferred income taxes, net	19,788	26,349
Other noncurrent liabilities	36,737	41,205

Total liabilities	1,043,580	1,147,378

Stockholders’ equity
Preferred stock	—	—
Common stock	702	702
Additional paid-in capital	620,974	600,344
Retained earnings	517,702	545,731
Treasury stock	(288,495)	(297,760)
Accumulated other comprehensive loss	(79,574)	(94,100)

Total stockholders’ equity	771,309	754,917

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,814,889	$1,902,295

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in thousands, except per share amounts)

	For the Three Months Ended September 30,
	2017	2016
Revenues
Software as a service and platform as a service	$99,761	$96,169
License	50,017	43,256
Maintenance	56,349	57,741
Services	19,608	19,809

Total revenues	225,735	216,975

Operating expenses
Cost of revenue (1)	107,393	100,267
Research and development	33,935	42,210
Selling and marketing	25,236	29,874
General and administrative	25,302	31,390
Gain on sale of CFS assets	—	489
Depreciation and amortization	22,446	22,098

Total operating expenses	214,312	226,328

Operating income (loss)	11,423	(9,353)

Other income (expense)
Interest expense	(9,374)	(9,838)
Interest income	165	145
Other	(1,059)	2,794

Total other income (expense)	(10,268)	(6,899)

Income (loss) before income taxes	1,155	(16,252)
Income tax benefit	(2,233)	(6,426)

Net income (loss)	$3,388	$(9,826)

Earnings (loss) per common share
Basic	$0.03	$(0.08)
Diluted	$0.03	$(0.08)

Weighted average common shares outstanding
Basic	118,254	116,118
Diluted	119,743	116,118

(1)	The cost of revenue excludes charges for depreciation but includes amortization of purchased and developed software for resale.

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited and in thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Cash flows from operating activities:
Net income (loss)	$3,388	$(9,826)	$(28,029)	$62,844
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation	6,085	5,547	18,658	16,130
Amortization	19,468	19,436	58,114	59,708
Amortization of deferred debt issuance costs	777	1,372	3,537	4,198
Deferred income taxes	(7,586)	(5,139)	(37,707)	(1,561)
Stock-based compensation expense	8,084	10,793	22,724	33,812
Gain on sale of CFS assets	—	489	—	(151,463)
Other	651	355	1,094	(407)
Changes in operating assets and liabilities, net of impact of acquisitions:
Receivables	9,834	5,459	80,398	34,784
Accounts payable	(7,681)	(12,651)	(11,610)	(15,898)
Accrued employee compensation	3,204	6,314	(1,056)	18,260
Current income taxes	(569)	(4,790)	(10,161)	5,691
Deferred revenue	(2,089)	(5,256)	(1,248)	3,663
Other current and noncurrent assets and liabilities	(47,591)	(4,816)	(9,642)	(4,905)

Net cash flows from operating activities	(14,025)	7,287	85,072	64,856

Cash flows from investing activities:
Purchases of property and equipment	(6,757)	(13,701)	(18,566)	(34,429)
Purchases of software and distribution rights	(6,902)	(6,827)	(21,328)	(19,211)
Proceeds from sale of CFS assets	—	(519)	—	199,481
Other	—	—	—	(7,000)

Net cash flows from investing activities	(13,659)	(21,047)	(39,894)	138,841

Cash flows from financing activities:
Proceeds from issuance of common stock	744	863	2,185	2,395
Proceeds from exercises of stock options	2,335	763	10,284	8,749
Repurchase of restricted stock for tax withholdings	(541)	(1,529)	(5,311)	(2,975)
Repurchases of common stock	—	—	—	(60,089)
Proceeds from revolving credit facility	30,000	52,000	42,000	52,000
Repayment of revolving credit facility	(26,000)	(10,000)	(126,000)	(166,000)
Proceeds from term portion of credit agreement	—	—	415,000	—
Repayment of term portion of credit agreement	(5,187)	(23,824)	(380,852)	(71,470)
Payment of debt issuance costs	—	(370)	(5,340)	(370)
Payments on other debt and capital leases	(3,265)	(3,328)	(9,286)	(13,538)

Net cash flows from financing activities	(1,914)	14,575	(57,320)	(251,298)

Effect of exchange rate fluctuations on cash	2,171	(2,366)	4,319	(3,726)

Net decrease in cash and cash equivalents	(27,427)	(1,551)	(7,823)	(51,327)
Cash and cash equivalents, beginning of period	95,357	52,463	75,753	102,239

Cash and cash equivalents, end of period	$67,930	$50,912	$67,930	$50,912

	Quarter Ended
Recurring Revenue (millions)	September 30,
	2017	2016
Monthly SaaS and Platform fees	$98.2	$96.2
Maintenance fees	55.6	57.7
Monthly license fees	18.2	18.2

Recurring Revenue	$172.0	$172.1

	Quarter Ended
Adjusted EBITDA (millions)	September 30,
	2017	2016
Net income (loss)	$3.4	($9.8)
Plus:
Income tax benefit	(2.2)	(6.4)
Net interest expense	9.2	9.7
Net other expense (income)	1.1	(2.8)
Depreciation expense	6.1	5.5
Amortization expense	19.5	19.4
Non-cash compensation expense	8.1	10.8

Adjusted EBITDA before significant transaction related expenses	$45.2	$26.4
Employee related actions	0.1	1.6
Facility closures	0.2	2.9
Adjustment to gain on sale of CFS assets	—	0.5
Significant transaction related expenses	1.4	1.9

Adjusted EBITDA	$46.9	$33.3

	Quarter Ended
Adjusted EBITDA excluding CFS impact (millions)	September 30,
	2017	2016
Total Adjusted EBITDA	$46.9	$33.3
Retained indirect costs during TSA period	—	1.8

Total Adjusted EBITDA excluding CFS impact	$46.9	$35.1

EPS impact of non-cash and signficant transaction related items	Quarter Ended
(millions)	September 30,
	2017		2016
	EPS Impact	$ in Millions (Net of Tax)	EPS Impact	$ in Millions (Net of Tax)
GAAP net income (loss)	$0.03	$3.4	$(0.08)	$(9.8)
Plus:
Gain on sale of CFS assets	—	—	—	0.3
Significant transaction related expenses	0.01	1.2	0.03	4.0
Amortization of acquisition-related intangibles	0.03	3.2	0.03	3.4
Amortization of acquisition-related software	0.04	4.8	0.04	4.5
Non-cash equity-based compensation	0.04	5.1	0.06	6.7

Total	$0.12	$14.3	$0.16	$18.9

Diluted EPS adjusted for non-cash and significant transaction related items	$0.15	$17.7	$0.08	$9.1

*	Tax Effected

Reconciliation of Adjusted Operating Free Cash Flow (millions)	Quarter Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net cash provided by operating activities	($14.0)	$7.3	$85.1	$64.9
Net after-tax payments associated with employee-related actions	0.2	0.8	$3.9	$4.7
Net after-tax payments associated with facility closures	0.3	0.2	$0.7	$0.2
Net after-tax payments associated with significant transaction related expenses	1.0	2.6	$2.1	$6.7
Net after-tax payments associated with litigation judgment	30.4	—	$30.4	$0.0
Less capital expenditures	(13.7)	(20.5)	($39.9)	($53.6)
Plus capital expenditures for European datacenter and cyber security	—	8.5	$0.0	$19.5

Adjusted Operating Free Cash Flow	$4.2	($1.1)	$82.3	$42.4